SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2010

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL	33837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On July 19, 2010, CenterState Banks, Inc. (the “Company”) furnished a Current Report on Form 8-K (the “Original Report”) to report that the Company’s wholly owned subsidiary, CenterState Bank of Florida, N.A. (“CenterState”), had acquired substantially all the assets and assumed substantially all the deposits of Olde Cypress Community Bank in Clewiston, Florida (“Olde Cypress) through a purchase and assumption agreement, including loss-sharing (the “P&A Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) dated as July 16, 2010. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization by the FDIC and CenterState. The purchase of Olde Cypress’ assets and the assumption of its liabilities was effective on July 16, 2010.

On July 21, 2010, the Company furnished a Current Report on Form 8-K/A (the “First Amendment”) which amended and supplemented the disclosures provided in the Original Report. The Company reported that it anticipated it would further amend the Original Report and the First Amendment at a later date to the extent additional financial information is required by Item 9.01.

This Current Report on Form 8-K/A (the “Second Amendment”) amends and supplements the disclosures provided in Item 2.01 and 9.01 of the Original Report and the First Amendment. Except as otherwise provided herein, the other disclosures made in the Original Report and the First Amendment remain unchanged. The Company does not anticipate that it will further amend this Current Report.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the Olde Cypress acquisition and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Business - Note about Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.01	Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the P&A Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s statement of assets acquired and liabilities assumed, dated July 16, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. CenterState and the FDIC are engaged in on-going discussions that may impact the assets acquired and liabilities assumed and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 1, 2010.

The Olde Cypress acquisition consisted of assets with a fair value of approximately $155.7 million, including $93.4 million of loans, $6.4 million of repossessed real estate (“OREO”), $8.5 million of investment securities, $18.6 million of cash and cash equivalents, $26.6 million related to the FDIC’s indemnification of the Company against certain future losses described below and $2.2 million of other assets which included $0.7 million in core deposit intangibles. The Company paid cash of $3.6 million to the FDIC for the net assets acquired from the FDIC. Liabilities with a fair value of approximately $153.7 million were assumed, including $152.3 million of deposits and $1.4 million of other liabilities. The Company recognized a pre-tax bargain purchase gain of $2.0 million, resulting in an after-tax gain of $1.2 million.

The Company also entered into loss sharing agreements with the FDIC that collectively cover legal unpaid principal balances of approximately $120.2 million of loans which include single family residential mortgage loans, commercial real estate loans, other commercial loans, construction/development/land loans and approximately $8.3 million of OREO, which management has estimated the fair value to approximate $6.4 million. Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse the Company for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Company for 80% of losses with respect to the covered assets. The Company will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Company a reimbursement under the loss sharing agreements. Certain other assets of Olde Cypress were acquired by the Company that are not covered by loss sharing agreements with the FDIC. These assets include $8.5 million of marketable securities purchased at fair market value, consumer loans with a fair value of $3.8 million at acquisition date, and other tangible assets.

The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at an estimated fair value of $26.6 million on the acquisition date.

The foregoing summary of the P&A Agreement, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the P&A Agreement and certain other exhibits attached to the P&A Agreement, which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on July 16, 2010, the Company acquired certain assets and assumed substantially all of the deposits and liabilities of Olde Cypress pursuant to the P&A Agreement. A narrative description of the anticipated effects of the Olde Cypress acquisition (the “Acquisition”) on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.1.

The Acquisition increased the Company’s total assets and total deposits by approximately 8.5% and 10.7%, respectively, as compared with the balances at June 30, 2010, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its interest earning assets than it pays in interest on its interest bearing liabilities. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.

The Company estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amount, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the Acquisition, the Company purchased $93.4 million of loans at fair value, net of $30.9 million, or 24.9%, estimated discount to the outstanding principal balance, representing approximately 10% of the Company’s total loans at June 30, 2010. The Company acquired $18.6 million in cash and cash equivalents, net of the $3.6 million of cash the Company paid to the FDIC in conjunction with the acquisition, $6.4 million in OREO at fair value, and $8.5 million of marketable securities at fair value.

The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their legal unpaid principal balance (“Book Balance”) at acquisition date, contractual term and average contractual yield.

Schedule of Earning Assets Acquired – July 16, 2010

in thousands of dollars:	book balance	fair value	average months to maturity	average contractual interest rate	effective interest rate
Interest bearing deposits at Federal Reserve Bank	$16,377	$16,377	—	0.25%	0.25%

Investment securities	8,509	8,509	45.4	4.29%	2.81%

Loans:
Single family residential real estate	83,555	64,859	221.9	6.01%	5.56%
Commercial real estate	22,969	17,007	139.4	5.31%	4.43%
Construction, development and land	11,425	5,728	92.5	5.44%	4.71%
Commercial loans	2,299	2,007	32.2	4.90%	3.63%
Consumer and other loans	4,093	3,759	37.7	6.33%	3.81%

Total loans	124,341	93,360	185.2	5.82%	5.19%

Total earning assets	$149,227	$118,246

The following table reflects the scheduled maturities of the acquired loans at July 16, 2010:

in thousands of dollars:	single family residential real estate	commercial real estate	construction, development and land	commercial	consumer	total loans
Contractual maturities:
1 year or less	$—	$—	$1,065	$1,118	$964	$3,147
1 - 5 years	3,643	1,565	2,136	24	1,871	9,239
After 5 years	61,216	15,442	2,527	865	924	80,974

Total	$64,859	$17,007	$5,728	$2,007	$3,759	$93,360

Rate sensitivity:
Fixed	$6,052	$3,098	$618	$695	$3,209	$13,672
Variable	58,807	13,909	5,110	1,312	550	79,688

Total	$64,859	$17,007	$5,728	$2,007	$3,759	$93,360

In the Acquisition, the Company assumed $152.3 million in deposits at estimated fair value. The amount represents approximately 10.7% of the Company’s total deposits of $1,427.4 million at June 30, 2010. Demand and savings deposit accounts make up $50.9 million of these assumed deposits.

In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have an intangible value. The Company applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Company determined the estimated fair value of the core deposit intangible asset totaled $0.7 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed ten years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a non cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or CenterState’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Non performing loans

The Company acquired performing and non performing loans. The loans acquired included non accrual loans and loans past due greater than 90 days as listed below.

in thousands of dollars:	book value
Non accrual loans	$12,509
Loans past due 90 days or more and still accruing interest	7,095

Total	$19,604

All of the loans acquired except for consumer loans are covered pursuant to loss sharing agreements with the FDIC. Management further segregated loans that were either non accrual, past due greater than 60 days, TDRs (Troubled Debt Restructured loans) or past due 30 days at least five times during the loan’s life to date. These loans have been identified as impaired loans in the table below. The Company is currently evaluating which loans will be accounted for pursuant to ASC Topic 310-30. The table below summarizes the non impaired and impaired loans and compares book value to the Company’s estimate of fair value as of the July 16, 2010 acquisition date:

in thousands of dollars:	book value	fair value
Non impaired loans	$103,873	$82,246
Impaired loans	20,468	11,114

Total loans	$124,341	$93,360

Operating results and cash flows

Management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons including the following:

•	attractiveness in the pricing of the acquired loan portfolios including the indemnification asset;

•	ability to increase the Company’s market share in south central Florida;

•	attractiveness of core deposit customer relationships;

•

opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans and OREO, the Company believes that the Acquisition will have an immediate positive impact on its earnings.

The Acquisition had an immediate accretive impact to the Company’s financial results as it recognized a day 1 pre-tax gain upon acquisition of $2.0 million. The transaction resulted in an after-tax gain of approximately $1.2 million. The total assets acquired, approximately $155.7 million, represent approximately 8.5% of the Company’s $1,821.3 million of total assets as of June 30, 2010, and total deposits assumed, approximately $152.3 million, represent approximately 10.7% of the Company’s $1,427.4 million of total deposits reported as of June 30, 2010. The Company believes that the transaction will improve net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date.

ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company is currently evaluating which loans will be accounted for pursuant to ASC Topic 310-30.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10 year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity and capital resources

The transaction enhanced the liquidity position of the Company. The Company acquired $18.6 million of cash and cash equivalents net of the cash paid to the FDIC to consummate the Acquisition, as well as $8.5 million of marketable securities. These additions to the Company’s balance sheet represent additional support for the Company’s liquidity needs.

Deposits in the amount of $152.3 million were also assumed. Of this amount, 33%, or $50.9 million, were in the form of core non time deposits. The time deposits comprised 67%, or $101.4 million.

As permitted by the FDIC, CenterState had the option to subsequently reprice the acquired deposit portfolios to current market rates. Within seven days of the acquisition date, CenterState sent notification indicating that all internet time deposits, approximately $35 million, will be repriced to market rates effective September 1, 2010. As of August 31, 2010 approximately $28 million of these time deposits were redeemed early. No other deposits were repriced.

At June 30, 2010 the Company and CenterState were considered “well-capitalized” based on calculations of relevant regulatory ratios. The Company and CenterState had the following capital ratios at June 30, 2010.

	regulatory guideline amounts to be considered	actual at June 30, 2010
	well capitalized	Company	CenterState
Tier 1 leverage ratio	5.0%	11.3%	7.9%
Tier 1 risk base ratio	6.0%	17.6%	14.6%
Total risk base ratio	10.0%	18.9%	15.8%

Subsequent to June 30, 2010, the Company raised additional capital pursuant to a follow-on public common stock offering. The common stock offering added approximately $32.8 million to the Company’s common equity after related expenses and underwriting fees. The Company’s pro-forma regulatory capital ratios at June 30, 2010, considering the impact from the common stock offering results in a Tier 1 leverage ratio, Tier 1 risk base ratio and Total risk base ratio of 12.9%, 20.4% and 21.6%, respectively. The acquisition of Olde Cypress did not have a material adverse effect on the Company’s regulatory capital ratios. The Company and CenterState remain “well-capitalized” after taking into consideration the results of the Olde Cypress transaction.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed by CenterState Bank of Florida, N.A. (a wholly owned subsidiary of CenterState Banks, Inc.) related to the acquisition of Olde Cypress at July 16, 2010 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at July 16, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Olde Cypress required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as a transaction where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, by and among the Federal Deposit Insurance Corporation, receiver of Olde Cypress Community Bank, Clewiston, Florida, the Federal Deposit Insurance Corporation, and CenterState Bank of Florida, N.A., Winter Haven, Florida, dated as of July 16, 2010 (filed as Exhibit 2.1 to Form 8-K/A on July 21, 2010, and incorporated herein by reference).

23.1	Consent of Crowe Horwath LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at July 16, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer

Date: October 1, 2010